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                                                                    EXHIBIT 11


                                            CYRIX CORPORATION AND SUBSIDIARIES
                                      EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


                                                   Fiscal Quarters Ended June 30,    Six Months Ended June 30,
                                                           1996          1995           1996           1995
                                                    ----------------------------------------------------------

Weighted average common shares outstanding                 19,371         18,989         19,333         18,941

Incremental shares related to assumed exercise of
stock options, if dilutive                                      *            852              *            860
                                                    -------------  -------------  --------------   ------------

Weighted average common and common equivalent
shares
                                                           19,371         19,841         19,333         19,801
                                                    ============== =============  ==============   ============

Income (loss) before extraordinary item                  ($15,360)        $7,494       ($13,404)       $24,979

Extraordinary loss from early extinguishment of
debt                                                       (1,062)            --         (1,062)            --
                                                    -------------- -------------  --------------   ------------

Net income (loss)                                        ($16,422)        $7,494       ($14,466)       $24,979
                                                    ============== =============  ==============   ============

Earnings (loss) per common and common equivalent
share:
    Income (loss) before extraordinary item                ($0.79)         $0.38         ($0.69)         $1.26
    Extraordinary item                                      (0.06)            --          (0.06)            --
                                                    -----------------------------------------------------------
    Net income (loss)                                      ($0.85)         $0.38         ($0.75)         $1.26
                                                    ===========================================================

*  The computations of earnings per share do not give effect to common stock equivalents for any period in which their inclusion would have the effect of decreasing the loss per share otherwise computed.

   The computations of earnings per share on a fully diluted basis do not differ significantly from the amounts calculated on a primary basis shown above.


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